Exhibit 99.1

General Moly Announces Second Quarter Results

LAKEWOOD, Colo.--(BUSINESS WIRE)--August 4, 2009--General Moly (NYSE AMEX: GMO) (TSX: GMO) announced its unaudited financial results for the second quarter ended June 30, 2009.

Second quarter net loss was approximately $2.8 million ($0.04 per share) compared to a loss of $3.8 million ($0.05 per share) for the year ago period. Net loss for the six month period ending June 30, 2009 was approximately $5.8 million ($0.08 per share) compared to a loss of $9.1 million ($0.13 per share) for the year ago period.

Consolidated cash balance at the end of the second quarter was approximately $70.1 million compared to $80.4 million at the end of the first quarter as a result of $8.6 million in development and equipment deposit costs and $1.7 million in General and Administrative costs.

PERMITTING UPDATE

As announced in March, the Company initiated efforts to enhance its understanding of groundwater hydrology surrounding the Mt. Hope project’s planned open pit operation and long-term pit water quality. During the quarter, six observation wells and three core holes were drilled and pump tests were conducted for the purpose of collecting hydrologic data at depth. Drilling was largely conducted in May and the pump tests were concluded on July 20. Results of these pumping tests will now be incorporated into the numerical groundwater models to complete the technical studies. The regional and local pit hydrology study and pit lake geochemistry study represent the final two outstanding reports required for the Bureau of Land Management (BLM) to prepare its draft of the Environmental Impact Statement (EIS). These studies are now being finalized and are anticipated to be submitted to the BLM in September of this year. The Company anticipates completion by the BLM of an administrative Draft EIS in late 2009 and expects to receive its Record of Decision (ROD) in mid-2010.

Additionally, all mine water permits for the Company’s water applications that were approved in late March were issued on July 21 and other Nevada State permits continue to be expected to be received prior to the effective date of the ROD.

FINANCING PLAN UPDATE

The Company is continuing work with Credit Suisse and Barclays to seek ultimate bank project financing. Additionally, the Company has engaged Cutfield Freeman & Co., a London based financial advisory firm, to assist the Company in primarily seeking bi-lateral agency and off-take related financing to potentially augment the projected bank financing. In addition, the Company is continuing to evaluate other sources of capital including equity partners at the asset level and vendor financing.

REVISED CAPITAL ESTIMATE AND UPDATED PROJECT ECONOMICS

The Company has also initiated efforts to reexamine capital cost requirements and to update Mt. Hope project economics. The most recent capital estimate for the Mt. Hope project of $1,039 million was estimated in July 2008. A revised capital estimate reflecting current market prices for commodities and labor, as well as the incorporation of the current project development schedule, will be included in revised project economics that the Company anticipates completing early in the fourth quarter of this year.

MOLYBDENUM MARKET UPDATE

Over the second quarter, spot molybdenum (“moly”) prices rose from approximately $7.70 per pound in April to over $10.50 per pound by June 30 and have traded as high as $17 per pound more recently. Higher prices have been caused by a number of factors including Chinese moly imports, increasing steel capacity utilization rates in developing nations, modestly improving steel capacity utilization rates in the United States and Europe, an end to global inventory de-stocking, and moly supply reductions.

SALE OF TURNER GOLD

On June 26, the Company and Josephine Mining Corp. (JMC), a privately-owned Canadian company, entered into an Option to Purchase Agreement for General Moly’s Turner Gold Property. JMC paid $0.1 million upon entering into the agreement. At JMC’s option, $0.3 million will be due December 26, 2010 and $1.6 million on or before December 26, 2011 if JMC decides to complete the purchase. The Company has also retained a Production Royalty of 1.5% of all net smelter returns on future production from the property.

Turner Gold is a multi-metallic property located in Josephine County, Oregon. The Company acquired the property in 2004.

Additional information on the Company’s second quarter results will be available in General Moly’s Financial Statements and Management’s Discussion and Analysis, which will be filed with the Securities and Exchange Commission and posted on the Company’s website.

General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE AMEX (formerly the American Stock Exchange) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world's largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the next decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Forward-Looking Statements

Statements herein that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, the Company's ability to obtain required permits to commence production and its ability to raise required financing, metals price and production volatility, exploration risks and results, and project development risks. For a detailed discussion of risks and other factors that may impact these forward looking statements please refer to the Risk Factors and other discussion contained in the Company's quarterly and annual periodic reports on Forms 10-Q and 10-K, as the same are amended from time to time, on file with the SEC. The Company undertakes no obligation to update forward-looking statements.

CONTACT:
General Moly
Investors
Seth Foreman, 303-928-8591
sforeman@generalmoly.com
or
Business Development
Greg McClain, 303-928-8601
gmcclain@generalmoly.com
info@generalmoly.com
http://www.generalmoly.com